Exhibit 10.1

NON-QUALIFIED STOCK OPTIONS
ISSUED UNDER
RYDER SYSTEM, INC. 2005 EQUITY COMPENSATION PLAN

TERMS AND CONDITIONS

     The following terms and conditions apply to the non-qualified stock option (“Option”) granted by Ryder System, Inc. (the “Company”) under the Ryder System, Inc. 2005 Equity Compensation Plan (the “Plan”), as specified in the Stock Option Award Notification Letter (the “Notification Letter”), to which these terms and conditions are appended. Certain terms of the Option, including the number of Shares subject to the Option, the exercise price, the vesting schedule and the expiration date, are set forth in the Notification Letter. The terms and conditions contained herein may be amended by the Compensation Committee of the Company’s Board of Directors (the “Committee”) as permitted by the Plan. Capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Plan or in the Notification Letter.

1.	General. The Option represents the right to purchase Shares on the terms and conditions set forth herein and in the Plan, the applicable terms, conditions and other provisions of which are incorporated by reference herein. A copy of the Plan and the documents that constitute the “Prospectus” for the Plan under the Securities Act of 1933, have been delivered to the Participant prior to or along with delivery of the Notification Letter. In the event there is an express conflict between the provisions of the Plan and those set forth in these terms and conditions, the terms and conditions of the Plan shall govern.

2.	Exercisability of Option. Subject to Sections 4 and 5 below, the Option shall vest and become exercisable pursuant to the vesting schedule set forth in the Notification Letter and shall remain exercisable until the expiration date set forth in the Notification Letter, or such other expiration date designated by the Committee pursuant to Section 7 of the Plan (the “Expiration Date”).

3.	Exercise Procedures. The Option, to the extent exercisable, may be exercised by delivering to the Company at its principal executive offices written notice of intent to exercise in a form satisfactory to the Company. Such notice shall (i) specify the number of Shares for which the Option is being exercised (which shall be whole Shares only), (ii) be signed by the person exercising the Option and (iii) be accompanied by (A) payment in full of the aggregate exercise price in respect of such Shares and (B) such representations, warranties and covenants as the Company may reasonably require. Payment of the aggregate exercise price and applicable withholding taxes may be made (i) in cash or its equivalent, or (ii) by tendering to the Company Shares already owned by the Participant having a Fair Market Value on the trading day immediately preceding the date of exercise equal to the aggregate exercise price, or (iii) by a combination of the foregoing methods.

4.	Termination of Option; Forfeiture. Notwithstanding the vesting and expiration dates set forth in the Notification Letter, the Option will terminate upon or following the termination of the Participant’s employment with the Company and its Subsidiaries as described below. For purposes of these terms and conditions, a Participant shall not be deemed to have terminated his or her employment with the Company and its Subsidiaries if he or she is then employed by the Company or another Subsidiary without a break in service.

(a)	Resignation by the Participant or Termination by the Company or a Subsidiary other than for Cause: The unvested portion of the Option will immediately terminate on the Participant’s last day of employment. The vested portion of the Option will terminate at 12:01a.m. on the 91st day following the Participant’s last day of employment (but not later than the Expiration Date), provided that if the Participant dies during such 90 day period, such portion of the Option will terminate no earlier than 12:01a.m. on the first anniversary of the date of death (but not later than the Expiration Date) and provided further that, if, upon such termination, the Participant is entitled to severance benefits in the form of salary continuation, then the unvested portion of the Option will terminate at 12:01 a.m. on the 91st day following the date that salary continuation is no longer payable to the Participant (but not later than the Expiration Date).

(b)	Retirement: The unvested portion of the Option will immediately terminate on the Participant’s Retirement date, and the vested portion of the Option will terminate upon the Expiration Date.

(c)	Death: The unvested portion of the Option will immediately terminate on the date of death, and the vested portion of the Option will expire upon the Expiration Date. Following the Participant’s death, the right to exercise such vested portion will pass to the Participant’s Beneficiary.

(d)	Disability: The unvested portion of the Option that would otherwise have become vested during the 3 years following Disability will continue to vest as scheduled. The vested portion of the Option, including the portion that becomes vested pursuant to the preceding sentence, will expire upon the Expiration Date.

(e)	Termination for Cause: The entire Option, including the vested portion, will terminate immediately upon the Participant’s termination of employment. To the extent the Participant exercised any portion of the Option during the one year period immediately prior to the date of such termination of employment for Cause, the Company shall have the right to reclaim and receive from the Participant all Shares delivered to the Participant upon such exercise, or to the extent the Participant has transferred such Shares, the equivalent value thereof in cash, and in each case upon receipt thereof, the Company shall return the exercise price paid by the Participant.

(f)	Proscribed Activity: If, during the Proscribed Period but prior to a Change in Control, the Participant engages in a Proscribed Activity, then the Company shall have the right to reclaim and receive from the Participant all Shares delivered to the Participant upon the exercise of the Option during the one year period immediately prior to, or at any time following, the date of the Participant’s termination of employment, or to the extent the Participant has transferred such Shares, the equivalent value thereof in cash, and in each case upon receipt thereof, the Company shall return the exercise price paid by the Participant.

5.	Change in Control. Notwithstanding anything contained herein to the contrary, unless otherwise determined by the Committee prior to a Change in Control, the Option will become fully vested and exercisable immediately prior to a Change in Control, and, to the extent the Option is not cancelled upon such Change in Control pursuant to Section 7 of the Plan, it shall remain outstanding until the Expiration Date, but subject to earlier termination under the circumstances described in Section 4(e) and (f) above. For purposes of this Section 5, the term Option shall refer only to those Options that are outstanding at the time of the Change in Control and not to any unvested Options that are terminated pursuant to Section 4 above, provided that, if (i) the Participant’s employment was terminated by the Company other than for Cause or Disability during the 12 month period prior to the Change in Control, (ii) during such 12 month period, the Participant does not engage in a Proscribed Activity, and (iii) the Committee determines, in its sole and absolute discretion, that the decision related to such termination was made in contemplation of the Change in Control, the

Participant shall be treated as if he or she had remained employed with the Company until the date of the Change in Control.

6.	Withholding Taxes. The Option will be treated as a non-qualified stock option, and therefore the difference between the Fair Market Value of the Shares subject to the Option on the date of exercise and the exercise price of the Option will be treated as wages and subject to withholding taxes and reporting. The Option may not be exercised unless the Participant makes arrangements satisfactory to the Company to ensure that its withholding tax obligations will be satisfied.

7.	Definitions.

(a)	“Cause” shall have the meaning set forth in any individual, valid, written agreement between the Participant and the Company or any Subsidiary, or, if none exists, shall mean a determination of “Just Cause” under the Ryder Severance Plan, as in effect on the date of grant of the Option. Notwithstanding the foregoing, during the three year period following a Change in Control, in no event shall a failure to meet performance expectations constitute Cause unless such failure was willful.

(b)	“Change in Control” occurs when:

(i)	any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (a “Person”) becomes the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; provided, however, that for purposes of this subparagraph (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition by any employee benefit plan or plans (or related trust) of the Company and its subsidiaries and affiliates or (B) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subparagraph (iii) below; or

(ii)	the individuals who, as of August 18, 1995, constituted the Board of Directors of the Company (the “Board” generally and as of August 18, 1995 the “Incumbent Board”) cease for any reason to constitute at least two-thirds (2/3) of the Board, provided that any person becoming a director subsequent to August 18, 1995 whose election, or nomination for election, was approved by a vote of the persons comprising at least two-thirds (2/3) of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

(iii)	there is a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company’s outstanding Shares and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities ordinarily having the right to vote for the election of directors, as the case may be, of the corporation resulting from such Business

Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company’s outstanding Shares and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan or plans (or related trust) of the Company or such corporation resulting from such Business Combination and their subsidiaries and affiliates) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination and (C) at least two-thirds (2/3) of the members of the board of directors of the corporation resulting from such Business combination were members of the incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business combination; or

(iv)	there is a liquidation or dissolution of the Company approved by the shareholders; or

(v)	there is a sale of all or substantially all of the assets of the Company.

(c)	“Disability” means an illness or injury that entitles the Participant to long-term disability payments under the Company’s Long Term Disability Plan, as in effect from time to time.

(d)	“Proscribed Activity” means any of the following:

(i)	the Participant’s breach or violation of (A) any written agreement between the Participant and the Company or any of its Subsidiaries, including any agreement relating to nondisclosure, noncompetition, nonsoliciation and/or nondisparagement, or (B) any legal obligation it may have to the Company;

(ii)	the Participant’s direct or indirect unauthorzied use or disclosure of confidential information or trade secrets of the Company or any Subsidiary, including, but not limited to, such matters as costs, profits, markets, sales, products, product lines, key personnel, pricing policies, operational methods, customers, customer requirements, suppliers, plans for future developments, and other business affairs and methods and other information not readily available to the public;

(iii)	the Participant’s direct or indirect engaging or becoming a partner, director, officer, principal, employee, consultant, investor, creditor or stockholder in/for any business, proprietorship, association, firm or corporation not owned or controlled by the Company or its Subsidiaries which is engaged or proposes to engage in a business competitive directly or indirectly with the business conducted by the Company or its Subsidiaries in any geographic area where such business of the Company or its Subsidiaries is conducted, provided that the Participant’s investment in one percent (1%) or less of the outstanding capital stock of any corporation whose stock is listed on a national securities exchange shall not be treated as a Proscribed Activity;

(iv)	the Participant’s direct or indirect, either on the Participant’s own account or for any person, firm or company, soliciting, interfering with or inducing, or attempting to induce, any employee of the Company or any of its Subsidiaries to leave his or her employment or to breach his or her employment agreement;

(v)	the Participant’s direct or indirect taking away, interfering with relations with, diverting or attempting to divert from the Company or any Subsidiary any business with any customer of the Company or any Subsidiary, including (A) any customer that has been solicited or serviced by the Company within one (1) year prior to the date of termination of Participant’s employment with the Company and (B) any customer with which the Participant has had contact or association, or which was under the supervision of Participant, or the identity of which was learned by the Participant as a result of Participant’s employment with the Company;

(vi)	the Participant’s making of any remarks disparaging the conduct or character of the Company or any of its Subsidiaries, or their current or former agents, employees, officers, directors, successors or assigns; or

(vii)	the Participant’s failure to cooperate with the Company or any Subsidiary, for no additional compensation (other than reimbursement of expenses), in any litigation or administrative proceedings involving any matters with which the Participant was involved during the Participant’s employment with the Company or any Subsidiary.

(e)	“Proscribed Period” means the period beginning on the date of termination of Participant’s employment and ending on the later of (A) the one year anniversary of such termination date or (B) if the Participant is entitled to severance benefits in the form of salary continuation, the date on which salary continuation is no longer payable to the Participant.

(f)	“Retirement” means retirement under the provisions of the Ryder System, Inc. Retirement Plan, or any successor pension plan maintained by the Company, in each case as in effect from time to time.

8.	Other Benefits. No amount accrued or paid under this Award shall be deemed compensation for purposes of computing a Participant’s benefits under any retirement plan of the Company or its Subsidiaries, nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the Participant’s level of compensation.